Exhibit 99.1

DOR BioPharma, Inc.
29 Emmons Drive, Suite C-10
Princeton, NJ 08540
www.dorbiopharma.com

DOR BioPharma Announces $9.4 Million NIH Grant Award to
Develop Thermostable and Rapidly Acting Vaccines

Grant Supports Advancement of DOR’s Ricin Toxin Vaccine RiVaxTM

Princeton, NJ – September 21, 2009 – DOR BioPharma, Inc. (OTCBB: DORB) (DOR or the Company), a late-stage biotechnology company, announced today that it has been awarded an approximate $9.4 Million grant from the National Institute of Allergy and Infectious Diseases (NIAID), a division of the National Institutes of Health (NIH). The grant will fund, over a five-year period, the development of formulation and manufacturing processes for vaccines,  including RiVaxTM, that are stable at elevated temperatures. The grant will also fund the development of improved thermostable adjuvants expected to result in rapidly acting vaccines that can be given with fewer injections over shorter intervals.

The development of heat-stable vaccines will take advantage of combining several novel formulation processes with well-characterized adjuvants that have been evaluated in numerous vaccine field trials. The formulation and process technology funded by the grant will be applied to the further development of RiVaxTM, a subunit vaccine for prevention of ricin toxin lethality and morbidity. The grant will also address the development of manufacturing processes and animal model systems necessary for the preclinical characterization of vaccine formulations. Further, the grant will fund the concurrent development of at least one other protein subunit vaccine, which is currently expected to be an anthrax vaccine. This could lead to new subunit vaccines that would bypass current cold chain requirements for storage and distribution. Vaccines to be stored in the Strategic National Stockpile (SNS) and used under emergency situations for biodefense are expected to have long-term shelf life.

“The novel technology supported by this grant will potentially develop new vaccines to address the practical issue of long-term stability in stockpiled vaccines and can subsequently be applied to other vaccine products,” said Robert N. Brey, PhD, Chief Scientific Officer of DOR. “These new vaccines could be stored for long periods of time at ambient temperature, and avoid the current need for a well-controlled environmental cold chain. This would result in more useful vaccines for both civilian and military purposes.”

“This grant award further validates the previous work and merits of our biodefense program,” said Christopher J. Schaber, PhD, President and CEO of DOR. “We are very pleased that NIAID has chosen to support the development of a thermostable vaccine platform, as there are very few viable technology options at present that can effectively address heat stable vaccines. Our progress to date with RiVaxTM has been impressive, and we believe that application of thermostabilization technology will accelerate the efforts to develop RiVaxTM and other vaccines such as anthrax for potential use by the military and for the Strategic National Stockpile.”

Dr. Schaber continued, “This $9.4 million grant puts our biodefense and vaccine business on solid footing and supports the necessary corporate infrastructure to continue to execute on these important programs.”

About RiVax™

RiVax™ is DOR’s proprietary vaccine developed to protect against exposure to ricin toxin and is the most advanced vaccine in the company's portfolio. With RiVax™, DOR is the world leader in ricin toxin vaccine research. There are currently no vaccines available to prevent or treat ricin poisoning. The immunogen in RiVax™ induces a protective immune response in animal models of ricin exposure and consists of a genetically inactivated subunit ricin A chain that is enzymatically inactive and lacks residual toxicity of the holotoxin. One human Phase 1 clinical trial has been completed and a second trial is currently being conducted.

The development of RiVax™ has been sponsored through a series of overlapping challenge grants (UC1) and cooperative grants (U01) from the NIH, granted to DOR and to the University of Texas Southwestern Medical Center (UTSW) where the vaccine originated. The second clinical trial is being supported by a grant to UTSW from the US Food and Drug Administration Office of Orphan Products Development. DOR and UTSW have collectively received approximately $15 million in grant funding from the NIH for RiVax™.

Results of the first Phase 1 clinical trial of RiVax™ established that the immunogen was safe and induced antibodies anticipated to protect humans from ricin exposure. The outcome of the study was published in the Proceedings of the National Academy of Sciences (Vitetta et al., 2006, PNAS, 105:2268-2273). The second trial, sponsored by UTSW, is currently evaluating a more potent formulation of RiVax™ anticipated to result in higher antibody titers of longer duration in human subjects. DOR has adapted the original manufacturing process for the immunogen contained in RiVax™ for large-scale manufacturing and is further establishing correlates of the human immune response in non-human primates.

About Ricin Toxin

Ricin toxin is thought to be a bioterror threat because of its stability and high potency as well as the large worldwide reservoir created as a by-product of castor oil production. It is second only to botulinum toxin as the most lethal natural toxin. Exposure to ricin results in general organ failure leading to death within several days of exposure. Ricin is highly toxic to humans and other mammals because it has the ability to enter virtually any type of cell and affect any organ in the body. Exposure to small amounts, especially by inhalation, leads to irreversible lung damage. The potential use of ricin toxin as a biological weapon of mass destruction has been highlighted in an FBI Bioterror report released in 2007 entitled Terrorism 2002-2005, which states that “Ricin and the bacterial agent anthrax are emerging as the most prevalent agents involved in WMD investigations” (www.fbi.gov/publications/terror/terrorism2002_2005.pdf).

The successful development of an effective vaccine against ricin toxin may act as a deterrent against the actual use of ricin as a biological weapon and could be used in rapid deployment scenarios in the event of a biological attack. RiVax™ would potentially be added to the Strategic National Stockpile and dispensed in the event of a terrorist attack.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. (DOR) is a late-stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. DOR’s lead product, orBec® (oral beclomethasone dipropionate or BDP), is a potent, locally acting corticosteroid being developed for the treatment of gastrointestinal Graft-versus-Host Disease (GI GVHD), a common and potentially life-threatening complication of hematopoietic cell transplantation. DOR expects to begin a confirmatory Phase 3 clinical trial of orBec® for the treatment of acute GI GVHD and a Phase 1/2 clinical trial of DOR201 in radiation enteritis in the second half of 2009. orBec® is also currently the subject of an NIH-supported, Phase 2, randomized, double-blind, placebo-controlled trial in the prevention of acute GVHD. Oral BDP may also have application in treating other gastrointestinal disorders characterized by severe inflammation. Additionally, DOR has a Lipid Polymer Micelle (LPM™) drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, DOR is developing biomedical countermeasures pursuant to the Project BioShield Act of 2004. DOR’s biodefense products in development are recombinant subunit vaccines designed to protect against the lethal effects of exposure to ricin toxin and botulinum toxin. DOR’s ricin toxin vaccine, RiVax™, has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers.

For further information regarding DOR BioPharma, Inc., please visit the Company's website at www.dorbiopharma.com.

This press release contains forward-looking statements that reflect DOR BioPharma, Inc.'s current expectations about its future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes," "intends," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including DOR201, orBec® and LPMTM, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its cash expenditures will not exceed projected levels, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: the FDA's requirement that DOR conduct additional clinical trials to demonstrate the safety and efficacy of orBec® will take a significant amount of time and money to complete and positive results leading to regulatory approval cannot be assumed; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. Factors affecting the development and use of DOR201 and LPMTM are similar to those affecting orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Forms 10-Q and 10-K. Unless required by law, DOR assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

DOR BioPharma, Inc.
Evan Myrianthopoulos
Chief Financial Officer
(609) 538-8200

29 Emmons Drive, Suite C-10
Princeton, NJ 08540
www.dorbiopharma.com